Certified
Public
Accountants

Rothstein, Kass & Company, P.C.
4 Becker Farm Road
Roseland, NJ 07068
tel 973.994.6666
fax 973.994.0337
www.rkco.com

Beverly Hills
Dallas
Denver
Grand Cayman
New York
Roseland
San Francisco
Walnut Creek

Rothstein Kass

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Nephros, Inc. on Form S-8 (Registration Statement No. 333-127264) of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 27, 2009, relating to the consolidated balance sheet of Nephros, Inc. as of December 31, 2008 and the related statements of operations, stockholders' equity, and cash flows for the year then ended.

Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 27, 2009